EXHIBIT 12

       FLORIDA POWER & LIGHT COMPANY
           COMPUTATION OF RATIOS

                                                                                       Nine Months Ended
                                                                                       September 30, 1995
                                                                                     (Thousands of Dollars)


RATIO OF EARNINGS TO FIXED CHARGES
Earnings, as defined:
  Net income ........................................................................      $  518,993
  Income taxes ......................................................................         304,646
  Fixed charges, as below ...........................................................         220,392

    Total earnings, as defined ......................................................      $1,044,031

Fixed charges, as defined:
  Interest expense ..................................................................      $  206,380
  Rental interest factor ............................................................           5,189
  Fixed charges included in nuclear fuel cost .......................................           8,823

    Total fixed charges, as defined .................................................      $  220,392

Ratio of earnings to fixed charges ..................................................            4.74




RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Earnings, as defined:
  Net income ........................................................................      $  518,993
  Income taxes ......................................................................         304,646
  Fixed charges, as below ...........................................................         220,392

    Total earnings, as defined ......................................................      $1,044,031

Fixed charges, as defined:
  Interest expense ..................................................................      $  206,380
  Rental interest factor ............................................................           5,189
  Fixed charges included in nuclear fuel cost .......................................           8,823

    Total fixed charges, as defined .................................................         220,392

Non-tax deductible preferred stock dividend requirements ............................          30,182
Ratio of income before income taxes to net income ...................................            1.59

Preferred stock dividend requirements before income taxes ...........................          47,989

Combined fixed charges and preferred stock dividend requirements ....................      $  268,381

Ratio of earnings to combined fixed charges and preferred stock
    dividend requirements............................................................            3.89